EXHIBIT 99.1

ENTERPRISE FINANCIAL REPORTS FIRST QUARTER 2017 RESULTS

Reported First Quarter Highlights

•	Net income of $0.56 per diluted share

•	Return on average assets of 1.10%

•	Completed acquisition of Jefferson County Bancshares, Inc. ("JCB")

•	Portfolio loans grew 7.2% organically on an annualized basis; while the acquisition of JCB added $675 million to loans

First Quarter Core Highlights1

•	Core net income of $0.59 per diluted share

•	Core return on average assets of 1.17%

•	Core net interest income increased 17% in the linked quarter, and 27% from the prior year period

St. Louis, Mo. April 24, 2017 – Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $12.4 million for the quarter ended March 31, 2017, a decrease of $1.2 million, or 9%, as compared to the linked fourth quarter. Net income per diluted share was $0.56 for the quarter ended March 31, 2017, a decrease of $0.11 compared to $0.67 per diluted share for the linked fourth quarter. The decrease from the linked quarter primarily resulted from a $2.2 million lower ( $0.11 per share) net contribution from non-core acquired assets. First quarter 2017 net income increased 12% from $11.0 million for the prior year period, and diluted earnings per share increased $0.02, or 4%, from $0.54 reported a year ago. The increase in net income over the prior year was largely due to an increase in net interest income from core deposit-funded portfolio loan growth and growth in noninterest income.

On a core basis1, the Company reported net income of $13.1 million, or $0.59 per diluted share, for the quarter ended March 31, 2017, compared to $11.9 million, or $0.59 per diluted share, in the linked fourth quarter. First quarter 2017 core net income increased 39% from $9.4 million for the prior year period, and diluted core earnings per share grew 26% from $0.47 for the prior year period.  The diluted earnings per share increase of $0.12 was primarily due to higher levels of core net interest income from continued growth in earning asset balances combined with nine basis points of core net interest margin expansion. The earnings per share contribution from this growth was partially offset by a higher provision for portfolio loan losses. Additionally, the acquisition of JCB added an estimated $0.01 of earnings per share, and contributed to the growth of both linked-quarter and year-over-year core net income, of $1.2 million and $3.7 million, respectively.

On February 10, 2017, the Company announced the completion of its acquisition of JCB which was merged with and into Enterprise, with Enterprise continuing as the surviving entity pursuant to the Agreement and Plan of Merger, dated as of October 10, 2016. Immediately following the merger, Eagle Bank and Trust Company of Missouri ("Eagle"), the wholly-owned subsidiary of JCB, merged with and into Enterprise Bank & Trust ("EB&T"), Enterprise’s wholly-owned subsidiary bank, with EB&T continuing as the surviving entity. JCB added 13 traditional branches, approximately $675 million in loans, and $765 million in deposits.

The Company's Board of Directors approved the Company’s quarterly dividend of $0.11 per common share, payable on June 30, 2017 to shareholders of record as of June 15, 2017.

Peter Benoist, EFSC’s Chief Executive Officer, commented, "Enterprise has kicked-off 2017 by posting solid first quarter results. We have continued to grow our earnings and further elevate returns. Core return on average assets was 1.17% and resulted in a 14% return on average tangible common equity to our shareholders."

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Benoist added, "Organic growth was seasonally strong as portfolio loans grew 7%, while we closed on our acquisition of Jefferson County Bancshares, which added to the early momentum for 2017. The team has done tremendous work thus far, and remains focused on successful integration of customers and associates of JCB. Nonetheless, we look to achieve continued performance gains through additional organic growth and further operating leverage during the year, and I am confident that the Enterprise team is poised to deliver a successful 2017."
Net Interest Income

Net interest income in the first quarter increased $3.2 million from the linked fourth quarter, and $6.2 million from the prior year period due to strong growth in portfolio loan balances funded principally with core deposits, an increase in core net interest margin discussed below, and the acquisition of JCB. Net interest margin, on a fully tax equivalent basis, was 3.73% for the first quarter, compared to 3.79% in the linked fourth quarter, and 3.87% in the first quarter of 2016. Net interest margin decreased primarily from lower contributions from non-core acquired loans.

The yield on Portfolio loans improved to 4.45% in the first quarter, an increase of 21 basis points from the linked fourth quarter, and 26 basis points from the prior year quarter. The increase was primarily due to the effect of rising interest rates on our variable rate loan portfolio. In the first quarter of 2017, the yield on PCI loans was 17.24%, compared to 37.07% in the linked quarter, and 22.67% in the prior year period, due to fewer accelerated payoffs in the quarter.

The cost of total deposits was limited to a two basis point increase from the linked quarter and a five basis point increase from the prior year quarter. However, the cost of interest-bearing liabilities increased seven basis points to 0.65% in the first quarter of 2017 from 0.58% in the linked fourth quarter, and is 17 basis points higher than 0.48% in the first quarter of 2016. The increases were due to the issuance of $50 million of subordinated debt issued November 1, 2016, the acquisition of JCB, and the impact of rising interest rates on the Company's borrowed funds.

Core net interest margin1, defined as the net interest margin (fully tax equivalent), including contractual interest on PCI loans but excluding the incremental accretion on these loans, was as follows:

	For the Quarter ended
($ in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Core net interest income[1]	37,567	32,175	31,534	30,212	29,594
Core net interest margin[1]	3.63%	3.44%	3.54%	3.52%	3.54%

Core net interest income1 increased by $5.4 million to $37.6 million, 17% compared to the linked quarter, and $8.0 million, or 27%, compared to the prior year period due to strong portfolio loan growth funded by core deposits and from the acquisition of JCB. Core net interest margin1 increased 19 basis points to 3.63% in the linked quarter primarily from the aforementioned increase in portfolio loan yield as well as controlled deposit costs. Core net interest margin expanded nine basis points from the prior year quarter, primarily due to loan growth improving the earning asset mix, combined with increased yield on portfolio loans out-pacing the increase to borrowing costs, previously discussed. Core net interest margin also increased modestly from JCB purchase accounting adjustments. The Company continues to manage its balance sheet to grow core net interest income and expects to maintain core net interest margin over the coming quarters; however, pressure on funding costs could negate the expected trends in core net interest margin.

Portfolio Loans

Note: Non-core acquired loans were those acquired from the FDIC and were previously covered by shared-loss agreements. These loans continue to be accounted for as purchased credit impaired loans. Approximately $50 million of loans in JCB's portfolio are also accounted for as purchased credit impaired loans. However, all loans acquired from JCB are included in portfolio loans.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The following table presents Portfolio loans with selected specialized lending detail for the most recent five quarters:

	At the Quarter ended
	March 31, 2017
(in thousands)	JCB	Legacy Enterprise	Consolidated	Dec 31, 2016	Sept 30, 2016	Jun 30, 2016	Mar 31, 2016
Enterprise value lending	$—	$429,957	$429,957	$388,798	$394,923	$353,915	$359,862
C&I - general	79,021	810,781	889,802	794,451	755,829	737,904	759,330
Life insurance premium financing	—	312,335	312,335	305,779	298,845	295,643	272,450
Tax credits	—	141,770	141,770	143,686	149,218	152,995	153,338
CRE, Construction, and land development	465,736	1,074,908	1,540,644	1,089,498	1,044,827	971,130	948,859
Residential real estate	121,232	239,080	360,312	240,760	233,960	211,155	202,255
Consumer and other	12,420	165,732	178,152	155,420	160,103	161,167	136,522
Portfolio loans	$678,409	$3,174,563	$3,852,972	$3,118,392	$3,037,705	$2,883,909	$2,832,616

Portfolio loan yield			4.45%	4.24%	4.25%	4.20%	4.19%

Portfolio loans increased to $3.9 billion at March 31, 2017, increasing $735 million when compared to the linked quarter. Excluding the acquisition of JCB, portfolio loans organically grew by $56.2 million, or 7% annualized, in the first quarter of 2017. On a year over year basis, portfolio loans increased $1.0 billion, of which $342 million was organic loan growth and $678 million was from the acquisition of JCB, principally in the CRE, Construction, and land development, and Residential Real Estate categories. The Company expects continued loan growth, excluding the acquisition of JCB, at or above 10% for 2017.

The Company continues to focus on originating high-quality Commercial and Industrial ("C&I") relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. C&I loans increased $141 million during the first quarter of 2017 from the linked fourth quarter and represented 46% of the Company's loan portfolio at March 31, 2017. JCB added $79 million in the current quarter, and the Company's specialized lending products, enterprise value lending, and life insurance premium finance also contributed to the growth.

Since March 31, 2016, C&I loans have grown organically by $150 million, or 9.7%. C&I loan growth supports management's efforts to maintain the Company's asset sensitive interest rate risk position. At March 31, 2017, 56% of portfolio loans had variable interest rates, as compared to 64% at December 31, 2016 and 62% at March 31, 2016. This change is due to the acquisition of JCB; however, the Company's asset sensitive interest rate risk position did not change materially as a result.

Non-Core Acquired Loans

Non-core acquired loans totaled $38.1 million at March 31, 2017, a decrease of $1.7 million, or 17% on an annualized basis, from the linked fourth quarter, and $25.4 million, or 40%, from the prior year period, primarily as a result of principal paydowns and accelerated loan payoffs.

Non-core acquired loans contributed $0.7 million of net earnings in the first quarter of 2017, compared to $2.9 million in the linked fourth quarter. At March 31, 2017, the remaining accretable yield on the portfolio was estimated to be $13 million and the non-accretable difference was approximately $18 million. Accelerated cash flows and other

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

incremental accretion from PCI loans was $1.1 million for the quarter ended March 31, 2017, $3.3 million for the linked quarter, and $2.8 million for the prior year quarter. The Company estimates 2017 income from accelerated cash flows and other incremental accretion to be between $5 million and $7 million.

Asset Quality: The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
($ in thousands)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Nonperforming loans	$13,847	$14,905	$19,942	$12,813	$9,513
Other real estate	2,925	980	2,959	4,901	9,880
Nonperforming assets	$16,772	$15,885	$22,901	$17,714	$19,393
Nonperforming loans to portfolio loans	0.36%	0.48%	0.66%	0.44%	0.34%
Nonperforming assets to total assets	0.33%	0.39%	0.59%	0.47%	0.52%
Allowance for portfolio loan losses to portfolio loans	1.02%	1.20%	1.23%	1.23%	1.21%
Net charge-offs (recoveries)	$(56)	$897	$1,038	$(409)	$(99)

At March 31, 2017, nonperforming loans were 0.36% of portfolio loans, and nonperforming assets were 0.33% of total assets. Nonperforming loans decreased 7% to $13.8 million at March 31, 2017, from $14.9 million at December 31, 2016, and increased 46% from $9.5 million at March 31, 2016. Other real estate balances increased $1.7 million from a property acquired with the JCB acquisition and $0.2 million from two commercial real estate properties from legacy EB&T. During the quarter ended March 31, 2017, non-performing loan activity included an additional $0.3 million added to nonperforming loans, $0.1 million of charge-offs, $0.9 million of other principal reductions, and $0.3 million in assets transferred to other real estate.

The Company recorded provision for portfolio loan losses of $1.5 million compared to $1.0 million in the linked quarter and $0.8 million in the prior year period.  The provision is reflective of growth in the portfolio, maintaining a prudent credit risk posture, as well as an increase in specific reserves on a single nonperforming relationship. Additionally, we experienced net recoveries of one basis point, annualized, during the quarter. The allowance for portfolio loan losses to portfolio loans was 1.02% at March 31, 2017, or 1.23% on a proforma basis excluding the acquisition JCB.

Deposits

The following table presents deposits broken out by type:

	At the Quarter ended
	March 31, 2017
	JCB	Legacy Enterprise	Consolidated	December 31, 2016	March 31, 2016
Noninterest-bearing accounts	168,775	868,226	1,037,001	866,756	719,652
Interest-bearing transaction accounts	96,207	748,568	844,775	731,539	589,635
Money market and savings accounts	371,000	1,172,737	1,543,737	1,161,907	1,161,610
Brokered certificates of deposit	—	145,436	145,436	117,145	157,939
Other certificates of deposit	138,012	322,659	460,671	356,014	302,910
Total deposit portfolio	$773,994	$3,257,626	$4,031,620	$3,233,361	$2,931,746

Total deposits at March 31, 2017 were $4.0 billion, an increase of $798 million, or 25% from December 31, 2016, and $1.1 billion, or 38%, from March 31, 2016. $774 million of the increase is attributed to the acquisition of JCB. Core deposits, defined as total deposits excluding time deposits, were $3.4 billion at March 31, 2017, an increase of $665 million, or 24% from the linked quarter, and $955 million, or 39%, when compared to the prior year period. The overall positive trends in deposits reflect continued progress across our business lines, some seasonality, and the acquisition of JCB.

Noninterest-bearing deposits increased $170 million compared to December 31, 2016, and increased $317 million compared to the quarter ended March 31, 2016. The composition of noninterest-bearing deposits remained relatively stable at 26% of total deposits at March 31, 2017, compared to December 31, 2016 and March 31, 2016. The total cost of deposits increased two basis points to 0.39% compared to 0.37% at December 31, 2016, and grew five basis points since March 31, 2016.

Noninterest Income

Total noninterest income was $7.0 million for the quarter ended March 31, 2017, including $0.7 million contribution from the acquisition of JCB.

Deposit service charges for the first quarter of 2017 of $2.5 million grew 15% when compared to the linked quarter, and grew 23% when compared to the prior year quarter, due primarily to the acquisition of JCB and growth in client base. Wealth management revenues for the first quarter of 2017 of $1.8 million grew 6% when compared to the linked fourth quarter, and grew 10% when compared to the prior year period.

Trust assets under management were $1.3 billion at March 31, 2017, an increase of $200 million, or 19%, when compared to December 31, 2016, and an increase of $402 million, or 46%, when compared to the prior year period. The increase from the linked quarter and the prior year quarter was primarily due to market appreciation, new customers, and the addition of $154 million of assets under management from JCB.

Gains from state tax credit brokerage activities were $0.2 million for the first quarter of 2017 and $1.7 million for the linked fourth quarter, and $0.5 million in the first quarter of 2016. Sales of state tax credits can vary by quarter and the decline year over year is due to a revaluation of tax credits carried at fair value as a result of changes in interest rates.

Other noninterest income increased 12% to $2.4 million compared to the linked quarter, and increased 44% from the prior year period. The increase from the linked and prior year quarter was primarily due to fees earned from certain recoveries, swap fee income, and management fees from our community development entity.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Noninterest Expenses

Noninterest expenses were $26.7 million for the quarter ended March 31, 2017, compared to $23.2 million for the quarter ended December 31, 2016, and $20.8 million for the quarter ended March 31, 2016. Noninterest expenses for the quarter included $1.7 million of merger related expenses compared to $1.1 million in the linked fourth quarter. Core noninterest expenses1 were $24.9 million for the quarter ended March 31, 2017, compared to $21.1 million for the linked quarter, and $20.4 million for the prior year period. The increase from the linked quarter was due to adding the expense base of JCB of $3.0 million and seasonally higher payroll taxes of $0.8 million.

The Company's Core efficiency ratio1 increased to 56.0% for the quarter ended March 31, 2017, compared to 52.7% for the linked quarter, and 57.4% for the prior year period, and reflects a seasonal decline in noninterest income as well as the acquisition of JCB. The Company expects to achieve additional cost savings from the JCB transaction throughout 2017 and expects to continue to leverage its expense base.

Income Taxes

The Company's effective tax rate was 29.2% for the quarter ended March 31, 2017 compared to 34.1% for the quarter ended December 31, 2016, and 34.8% for the quarter ended March 31, 2016. The decrease resulted primarily from recording $1.3 million in excess tax benefits from equity compensation awards.  Under a new accounting standard adopted this quarter, such benefits are recorded within income tax expense rather than directly to shareholders' equity.  Excluding the effect of this benefit, the effective tax rate for the first quarter of 2017 was 36.7%, which is reflective of certain non-deductible merger related expenses.

Capital

The total risk based capital ratio1 was 12.76% at March 31, 2017, compared to 13.48% at December 31, 2016, and 12.02% at March 31, 2016. The Company's Common equity tier 1 capital ratio1 was 9.20% at March 31, 2017, compared to 9.52% at December 31, 2016, and 9.20% at March 31, 2016. The tangible common equity ratio1 was 8.28% at March 31, 2017, versus 8.76% at December 31, 2016, and 8.87% at March 31, 2016.

The decrease in the tangible common equity ratio as compared to the linked quarter is due primarily due to the JCB acquisition. Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as Core net income and net interest margin, and other Core performance measures, regulatory capital ratios, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The Company considers its Core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude the gain or loss on sale of other real estate from non-core acquired loans, and expenses directly related to non-core acquired loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items, such as executive separation costs, merger related expenses, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these Core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company's capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Tuesday, April 25, 2017. During the call, management will review the first quarter of 2017 results and related matters. This press release as well as a related slide presentation will be accessible on the Company's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-344-6698 (Conference ID #5275736.) A recorded replay of the conference call will be available on the website two hours after the call's completion. Visit http://bit.ly/EFSC1Q2017 and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

Forward-looking Statements

Readers should note that, in addition to the historical information contained herein, this press release contains "forward-looking statements" within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements about the Company's plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company's plans, objectives, expectations or consequences of announced transactions. The Company uses words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "could," "continue," "anticipate," and “intend”, and variations of such words and similar expressions, in this communication to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

other financial institutions, the Company's ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2016 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
EARNINGS SUMMARY
Net interest income	$38,642	$35,454	$33,830	$33,783	$32,428
Provision for portfolio loan losses	1,533	964	3,038	716	833
Provision reversal for purchased credit impaired loan losses	(148)	(343)	(1,194)	(336)	(73)
Noninterest income	6,976	9,029	6,976	7,049	6,005
Noninterest expense	26,736	23,181	20,814	21,353	20,762
Income before income tax expense	17,497	20,681	18,148	19,099	16,911
Income tax expense	5,106	7,053	6,316	6,747	5,886
Net income	$12,391	$13,628	$11,832	$12,352	$11,025

Diluted earnings per share	$0.56	$0.67	$0.59	$0.61	$0.54
Return on average assets	1.10%	1.36%	1.23%	1.33%	1.22%
Return on average common equity	10.65%	14.04%	12.46%	13.57%	12.46%
Return on average tangible common equity	12.96%	15.33%	13.64%	14.91%	13.74%
Net interest margin (fully tax equivalent)	3.73%	3.79%	3.80%	3.93%	3.87%
Efficiency ratio	58.61%	52.11%	51.01%	52.29%	54.02%

CORE PERFORMANCE SUMMARY (NON-GAAP)[1]
Net interest income	$37,567	$32,175	$31,534	$30,212	$29,594
Provision for portfolio loan losses	1,533	964	3,038	716	833
Noninterest income	6,976	7,849	6,828	6,105	6,005
Noninterest expense	24,946	21,094	20,242	20,446	20,435
Income before income tax expense	18,064	17,966	15,082	15,155	14,331
Income tax expense	4,916	6,021	5,142	5,237	4,897
Net income	$13,148	$11,945	$9,940	$9,918	$9,434

Diluted earnings per share	$0.59	$0.59	$0.49	$0.49	$0.47
Return on average assets	1.17%	1.19%	1.04%	1.07%	1.04%
Return on average common equity	11.29%	12.31%	10.47%	10.89%	10.66%
Return on average tangible common equity	13.75%	13.44%	11.46%	11.98%	11.76%
Net interest margin (fully tax equivalent)	3.63%	3.44%	3.54%	3.52%	3.54%
Efficiency ratio	56.01%	52.70%	52.77%	56.30%	57.40%

[1] Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$43,740	$39,438	$37,293	$37,033	$35,460
Total interest expense	5,098	3,984	3,463	3,250	3,032
Net interest income	38,642	35,454	33,830	33,783	32,428
Provision for portfolio loan losses	1,533	964	3,038	716	833
Provision reversal for purchased credit impaired loans	(148)	(343)	(1,194)	(336)	(73)
Net interest income after provision for loan losses	37,257	34,833	31,986	33,403	31,668

NONINTEREST INCOME
Deposit service charges	2,510	2,184	2,200	2,188	2,043
Wealth management revenue	1,833	1,729	1,694	1,644	1,662
State tax credit activity, net	246	1,748	228	153	518
Gain (loss) on sale of other real estate	—	1,235	(226)	706	122
Gain on sale of investment securities	—	—	86	—	—
Other income	2,387	2,133	2,994	2,358	1,660
Total noninterest income	6,976	9,029	6,976	7,049	6,005

NONINTEREST EXPENSE
Employee compensation and benefits	16,016	12,448	12,091	12,660	12,647
Occupancy	1,929	1,892	1,705	1,609	1,683
Other	8,791	8,841	7,018	7,084	6,432
Total noninterest expense	26,736	23,181	20,814	21,353	20,762

Income before income tax expense	17,497	20,681	18,148	19,099	16,911
Income tax expense	5,106	7,053	6,316	6,747	5,886
Net income	$12,391	$13,628	$11,832	$12,352	$11,025

Basic earnings per share	$0.57	$0.68	$0.59	$0.62	$0.55
Diluted earnings per share	0.56	0.67	0.59	0.61	0.54

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
BALANCE SHEETS
ASSETS
Cash and due from banks	$73,387	$54,288	$56,789	$50,370	$56,251
Interest-earning deposits	138,309	145,494	63,690	60,926	50,982
Debt and equity investments	697,143	556,100	540,429	538,431	524,320
Loans held for sale	5,380	9,562	7,663	9,669	6,409

Portfolio loans	3,852,972	3,118,392	3,037,705	2,883,909	2,832,616
Less: Allowance for loan losses	39,148	37,565	37,498	35,498	34,373
Portfolio loans, net	3,813,824	3,080,827	3,000,207	2,848,411	2,798,243
Non-core acquired loans, net of the allowance for loan losses	32,615	33,925	41,016	47,978	53,908
Total loans, net	3,846,439	3,114,752	3,041,223	2,896,389	2,852,151

Other real estate	2,925	980	2,959	4,901	9,880
Fixed assets, net	34,291	14,910	14,498	14,512	14,812
State tax credits, held for sale	35,431	38,071	44,180	44,918	45,305
Goodwill	113,886	30,334	30,334	30,334	30,334
Intangible assets, net	11,758	2,151	2,357	2,589	2,832
Other assets	147,277	114,686	105,522	108,626	116,629
Total assets	$5,106,226	$4,081,328	$3,909,644	$3,761,665	$3,709,905

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$1,037,001	$866,756	$762,155	$753,173	$719,652
Interest-bearing deposits	2,994,619	2,366,605	2,362,670	2,275,063	2,212,094
Total deposits	4,031,620	3,233,361	3,124,825	3,028,236	2,931,746
Subordinated debentures	118,067	105,540	56,807	56,807	56,807
Federal Home Loan Bank advances	151,115	—	129,000	78,000	130,500
Other borrowings	235,052	276,980	190,022	200,362	193,788
Other liabilities	32,451	78,349	27,892	26,631	37,680
Total liabilities	4,568,305	3,694,230	3,528,546	3,390,036	3,350,521
Shareholders' equity	537,921	387,098	381,098	371,629	359,384
Total liabilities and shareholders' equity	$5,106,226	$4,081,328	$3,909,644	$3,761,665	$3,709,905

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
($ in thousands)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
LOAN PORTFOLIO
Commercial and industrial	$1,773,864	$1,632,714	$1,598,815	$1,540,457	$1,544,980
Commercial real estate	1,243,479	894,956	855,971	799,352	773,535
Construction real estate	297,165	194,542	188,856	171,778	175,324
Residential real estate	360,312	240,760	233,960	211,155	202,255
Consumer and other	178,152	155,420	160,103	161,167	136,522
Total portfolio loans	3,852,972	3,118,392	3,037,705	2,883,909	2,832,616
Non-core acquired loans	38,092	39,769	47,449	56,529	63,477
Total loans	$3,891,064	$3,158,161	$3,085,154	$2,940,438	$2,896,093

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,037,001	$866,756	$762,155	$753,173	$719,652
Interest-bearing transaction accounts	844,775	731,539	633,100	628,505	589,635
Money market and savings accounts	1,543,737	1,161,907	1,241,725	1,124,528	1,161,610
Brokered certificates of deposit	145,436	117,145	137,592	166,507	157,939
Other certificates of deposit	460,671	356,014	350,253	355,523	302,910
Total deposit portfolio	$4,031,620	$3,233,361	$3,124,825	$3,028,236	$2,931,746

AVERAGE BALANCES
Portfolio loans	$3,504,910	$3,067,124	$2,947,949	$2,868,430	$2,777,456
Non-core acquired loans	39,287	42,804	53,198	59,110	69,031
Loans held for sale	6,547	6,273	10,224	6,102	4,563
Debt and equity investments	637,226	527,601	527,516	528,120	514,687
Interest-earning assets	4,259,198	3,767,272	3,589,080	3,506,801	3,413,792
Total assets	4,573,588	3,993,132	3,814,918	3,734,192	3,641,308
Deposits	3,568,759	3,242,561	3,069,156	2,931,888	2,811,209
Shareholders' equity	472,077	386,147	377,861	366,132	355,980
Tangible common equity	387,728	353,563	345,061	333,093	322,698

YIELDS (fully tax equivalent)
Portfolio loans	4.45%	4.24%	4.25%	4.20%	4.19%
Non-core acquired loans	17.24%	37.07%	23.07%	30.07%	22.67%
Total loans	4.59%	4.69%	4.58%	4.72%	4.64%
Debt and equity investments	2.49%	2.22%	2.25%	2.28%	2.34%
Interest-earning assets	4.21%	4.21%	4.18%	4.30%	4.23%
Interest-bearing deposits	0.53%	0.49%	0.49%	0.47%	0.46%
Total deposits	0.39%	0.37%	0.37%	0.36%	0.34%
Subordinated debentures	4.19%	3.64%	2.59%	2.56%	2.47%
Borrowed funds	0.49%	0.27%	0.32%	0.35%	0.31%
Cost of paying liabilities	0.65%	0.58%	0.52%	0.50%	0.48%
Net interest margin	3.73%	3.79%	3.80%	3.93%	3.87%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except % and per share data)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
ASSET QUALITY
Net charge-offs (recoveries)[1]	$(56)	$897	$1,038	$(409)	$(99)
Nonperforming loans[1]	13,847	14,905	19,942	12,813	9,513
Classified assets	86,879	93,452	101,545	87,532	73,194
Nonperforming loans to total loans[1]	0.36%	0.48%	0.66%	0.44%	0.34%
Nonperforming assets to total assets[2]	0.33%	0.39%	0.59%	0.47%	0.52%
Allowance for loan losses to total loans[1]	1.02%	1.20%	1.23%	1.23%	1.21%
Allowance for loan losses to nonperforming loans[1]	282.7%	252.0%	188.0%	277.0%	361.3%
Net charge-offs (recoveries) to average loans (annualized)[1]	(0.01)%	0.12%	0.14%	(0.06)%	(0.01)%

WEALTH MANAGEMENT
Trust assets under management	$1,279,889	$1,079,833	$929,946	$897,322	$878,236
Trust assets under administration	1,875,424	1,652,471	1,535,033	1,490,389	1,470,974

MARKET DATA
Book value per common share	$22.95	$19.31	$19.07	$18.60	$17.98
Tangible book value per common share	$17.59	$17.69	$17.43	$16.95	$16.32
Market value per share	$42.40	$43.00	$31.25	$27.89	$27.04
Period end common shares outstanding	23,438	20,045	19,988	19,979	19,993
Average basic common shares	21,928	20,009	19,997	20,003	20,004
Average diluted common shares	22,309	20,309	20,224	20,216	20,233

CAPITAL
Total risk-based capital to risk-weighted assets	12.76%	13.48%	12.01%	12.16%	12.02%
Tier 1 capital to risk-weighted assets	10.68%	10.99%	10.82%	10.92%	10.77%
Common equity tier 1 capital to risk-weighted assets	9.20%	9.52%	9.33%	9.38%	9.20%
Tangible common equity to tangible assets	8.28%	8.76%	8.99%	9.08%	8.87%

[1] Excludes loans accounted for as Purchased credit impaired loans
[2] Excludes non-core acquired loans and related assets, except for inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
CORE PERFORMANCE MEASURES
Net interest income	$38,642	$35,454	$33,830	$33,783	$32,428
Less: Incremental accretion income	1,075	3,279	2,296	3,571	2,834
Core net interest income	37,567	32,175	31,534	30,212	29,594

Total noninterest income	6,976	9,029	6,976	7,049	6,005
Less: Gain (loss) on sale of other real estate from non-core acquired loans	—	1,085	(225)	705	—
Less: Other income from non-core acquired assets	—	95	287	239	—
Less: Gain on sale of investment securities	—	—	86	—	—
Core noninterest income	6,976	7,849	6,828	6,105	6,005

Total core revenue	44,543	40,024	38,362	36,317	35,599

Provision for portfolio loan losses	1,533	964	3,038	716	833

Total noninterest expense	26,736	23,181	20,814	21,353	20,762
Less: Other expenses related to non-core acquired loans	123	172	270	325	327
Less: Executive severance	—	—	—	332	—
Less: Facilities disposal	—	1,040	—	—	—
Less: Merger related expenses	1,667	1,084	302	—	—
Less: Other non-core expenses	—	(209)	—	250	—
Core noninterest expense	24,946	21,094	20,242	20,446	20,435

Core income before income tax expense	18,064	17,966	15,082	15,155	14,331
Core income tax expense[1]	4,916	6,021	5,142	5,237	4,897
Core net income	$13,148	$11,945	$9,940	$9,918	$9,434

Core diluted earnings per share	$0.59	$0.59	$0.49	$0.49	$0.47
Core return on average assets	1.17%	1.19%	1.04%	1.07%	1.04%
Core return on average common equity	11.29%	12.31%	10.47%	10.89%	10.66%
Core return on average tangible common equity	13.75%	13.44%	11.46%	11.98%	11.76%
Core efficiency ratio	56.01%	52.70%	52.77%	56.30%	57.40%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (FULLY TAX EQUIVALENT)
Net interest income	$39,147	$35,884	$34,263	$34,227	$32,887
Less: Incremental accretion income	1,075	3,279	2,296	3,571	2,834
Core net interest income	$38,072	$32,605	$31,967	$30,656	$30,053

Average earning assets	$4,259,198	$3,767,272	$3,589,080	$3,506,801	$3,413,792
Reported net interest margin	3.73%	3.79%	3.80%	3.93%	3.87%
Core net interest margin	3.63%	3.44%	3.54%	3.52%	3.54%

[1]Non-core income tax expense calculated at 38% of non-core pretax income plus an estimate of taxes payable related to non-deductible JCB acquisition costs.

	At the Quarter ended
($ in thousands)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016
REGULATORY CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$537,921	$387,098	$381,098	$371,629	$359,384
Less: Goodwill	113,886	30,334	30,334	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities	5,832	800	873	958	1,048
Less: Unrealized gains (losses)	(1,174)	(1,741)	4,668	5,517	3,929
Plus: Other	12	24	24	23	23
Common equity tier 1 capital	419,389	357,729	345,247	334,843	324,096
Plus: Qualifying trust preferred securities	67,600	55,100	55,100	55,100	55,100
Plus: Other	48	36	35	35	35
Tier 1 capital	487,037	412,865	400,382	389,978	379,231
Plus: Tier 2 capital	94,700	93,484	44,006	44,124	44,017
Total risk-based capital	$581,737	$506,349	$444,388	$434,102	$423,248

Total risk-weighted assets	$4,558,738	$3,756,960	$3,699,757	$3,570,437	$3,521,433

Common equity tier 1 capital to risk-weighted assets	9.20%	9.52%	9.33%	9.38%	9.20%
Tier 1 capital to risk-weighted assets	10.68%	10.99%	10.82%	10.92%	10.77%
Total risk-based capital to risk-weighted assets	12.76%	13.48%	12.01%	12.16%	12.02%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$537,921	$387,098	$381,098	$371,629	$359,384
Less: Goodwill	113,886	30,334	30,334	30,334	30,334
Less: Intangible assets	11,758	2,151	2,357	2,589	2,832
Tangible common equity	$412,277	$354,613	$348,407	$338,706	$326,218

Total assets	$5,106,226	$4,081,328	$3,909,644	$3,761,665	$3,709,905
Less: Goodwill	113,886	30,334	30,334	30,334	30,334
Less: Intangible assets	11,758	2,151	2,357	2,589	2,832
Tangible assets	$4,980,582	$4,048,843	$3,876,953	$3,728,742	$3,676,739

Tangible common equity to tangible assets	8.28%	8.76%	8.99%	9.08%	8.87%